Exhibit 99.1

Seagen Reports Second Quarter 2022 Financial Results

-Total Revenues of $498 Million in 2Q22, Including Net Product Sales of $432 Million-
-Announced Positive Topline Results for PADCEV with KEYTRUDA as First-Line Treatment for Advanced Urothelial Cancer-
-Presented Positive Results from Pivotal MOUNTAINEER Trial Demonstrating Antitumor Activity of TUKYSA in Combination with Trastuzumab for Previously Treated HER2-Positive Metastatic Colorectal Cancer-
-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — July 28, 2022 — Seagen Inc. (Nasdaq:SGEN) reported financial results today for the second quarter ended June 30, 2022. The Company also highlighted PADCEV® (enfortumab vedotin-ejfv), TUKYSA® (tucatinib), ADCETRIS® (brentuximab vedotin) and TIVDAK® (tisotumab vedotin-tftv) commercial and development accomplishments, as well as progress across its deep and diverse oncology pipeline.
“Seagen once again delivered strong commercial performance with record quarterly net product sales, in addition to accomplishing a number of important clinical milestones across our pipeline," said Roger Dansey, M.D., interim CEO and Chief Medical Officer. “We are pleased to have recently reported positive clinical trial results that could potentially support additional labels for ADCETRIS, PADCEV and TUKYSA and we have obtained approval of PADCEV in the EU. At the same time, we are progressing our deep pipeline of targeted cancer therapies and we are well-positioned for the future.”
APPROVED PRODUCTS HIGHLIGHTS
PADCEV
•Announced Positive Topline Results for Combination of PADCEV and KEYTRUDA® (pembrolizumab) as First-Line Treatment for Advanced Urothelial Cancer: In July 2022, Seagen and Astellas announced positive topline results from the phase 1b/2 EV-103 clinical trial (also known as KEYNOTE-869) Cohort K evaluating PADCEV in combination with Merck’s anti-PD-1 therapy KEYTRUDA as first-line treatment in patients with unresectable locally advanced or metastatic urothelial cancer (la/mUC) who are ineligible to receive cisplatin-based chemotherapy. In patients treated with enfortumab vedotin and pembrolizumab, results demonstrated a 64.5% confirmed objective response rate (95% CI: 52.7 to 75.1) per blinded independent central review (BICR), the primary endpoint of Cohort K. The median duration of response per BICR was not reached. The most frequently reported treatment-emergent adverse events Grade 3 or greater that occurred in more than 5% of patients were rash maculo-papular, anemia, lipase increased, urinary tract infection, hyperglycemia, fatigue, neutropenia, hematuria, diarrhea, acute kidney injury, hyponatremia, chronic kidney disease, weight decreased, syncope, hypophosphatemia, pneumonitis, sepsis, and alanine aminotransferase increased. Overall, the results are generally consistent with previously reported efficacy and safety results of the EV-103 dose-escalation cohort and expansion Cohort A. Data will be presented at a future medical conference and will be discussed with the U.S. Food and Drug Administration (FDA) with the intention of submitting a supplemental Biologics License Application later in 2022 under the FDA's Accelerated Approval Program.

•Received European Commission (EC) Approval for PADCEV in Previously Treated Metastatic Urothelial Cancer in Addition to Other Countries: In April 2022, Seagen and Astellas announced the EC approval of PADCEV as monotherapy for the treatment of adult patients la/mUC who have previously received a platinum-containing chemotherapy and a PD-1/L1 inhibitor. The approval is applicable in the European Union Member States, as well as Iceland, Norway and Liechtenstein. Additionally, in the second quarter of 2022, PADCEV was approved for la/mUC in Australia, Brazil, Great Britain and Singapore.
TUKYSA
•Presented Positive Results of Pivotal Trial of TUKYSA in Combination with Trastuzumab in HER2-Positive Metastatic Colorectal Cancer: In July 2022, the Company presented positive results from the pivotal phase 2 MOUNTAINEER trial investigating TUKYSA in combination with trastuzumab in patients with previously treated HER2-positive metastatic colorectal cancer at the European Society for Medical Oncology (ESMO) World Congress Gastrointestinal Cancer. The combination of tucatinib and trastuzumab was generally well-tolerated with durable responses in patients assigned to receive the combination demonstrating a 38.1% confirmed response rate after a median duration of follow-up of 20.7 months. The most common (greater than or equal to 20%) treatment-emergent adverse events were diarrhea, fatigue, nausea and infusion-related reaction. In July 2022, a supplemental New Drug Application was submitted to the FDA under the Accelerated Approval Program.
•TUKYSA Granted Breakthrough Therapy Designation (BTD) for HER2-positive Metastatic Colorectal Cancer: In July 2022, the FDA granted TUKYSA BTD for use in combination with trastuzumab for the treatment of adult patients with unresectable or metastatic HER2-positive colorectal cancer who have previously received fluoropyrimidine-, oxaliplatin-, and irinotecan-containing chemotherapy. The designation is based on results of the MOUNTAINEER trial.
•Completed Global Enrollment in Pivotal HER2CLIMB-02 Trial: The Company completed enrollment in the phase 3 HER2CLIMB-02 clinical trial evaluating TUKYSA versus placebo, in combination with KADCYLA® (ado-trastuzumab emtansine), for patients with locally advanced or metastatic HER2-positive breast cancer, including those with brain metastases.
ADCETRIS
•ADCETRIS Combination Data Published in the New England Journal of Medicine (NEJM) Demonstrating Statistically Significant Improvement in Overall Survival (OS) for Patients with Advanced Hodgkin Lymphoma: In July 2022, longer-term follow-up data from the ECHELON-1 phase 3 clinical trial were published in NEJM demonstrating that ADCETRIS in combination with chemotherapy resulted in a 41% reduction in risk of death versus standard of care in patients with advanced Hodgkin lymphoma. The safety profile of ADCETRIS was consistent with previous studies, and no new safety signals were observed. The Company expects to submit the data to the FDA in a sBLA during 2022.
•Children's Oncology Group Presented ADCETRIS Plus Chemotherapy Demonstrating Superior Event-Free Survival (EFS) versus Standard of Care Alone in Children and Young Adults with Previously Untreated High-Risk Hodgkin Lymphoma: In June 2022, the Company announced results from a phase 3 Children’s Oncology Group trial evaluating ADCETRIS in children and young adults with high-risk, previously untreated classical Hodgkin lymphoma. In the trial, ADCETRIS in combination with chemotherapy showed a clinically meaningful and statistically significant 59% reduction in the risk of disease progression or relapse, second malignancy or death and achieved superior event-free survival compared to the current standard of care. Based on these data, Seagen submitted a sBLA to the FDA for review. The sBLA was granted Priority Review with a target action date of November 16, 2022.
TIVDAK
•Reported Data from TIVDAK Clinical Development Program in Cervical Cancer at ASCO: In June 2022, the Company announced interim data from the innovaTV 205 trial, which included data evaluating TIVDAK in combination with KEYTRUDA (Cohort E) in patients with recurrent or metastatic cervical cancer who have not received prior systemic therapy. These data showed encouraging and durable anti-

tumor activity. TIVDAK and KEYTRUDA in combination with other anti-cancer agents continue to be evaluated in front-line recurrent or metastatic cervical cancer.
PIPELINE PROGRAMS
For additional information on Seagen’s pipeline, visit www.seagen.com/science/pipeline.
CORPORATE HIGHLIGHTS
•Patent Infringement Suit Against Daiichi Sankyo. In July 2022, the U.S. Patent and Trademark Office denied Daiichi Sankyo’s Request for a Post Grant Review of the 10,808,039 Patent (the ‘039 Patent’). The U.S. District Court for the Eastern District of Texas also denied Daiichi Sankyo’s claim that the ‘039 Patent should be unenforceable under the equitable theory of prosecution laches, entered judgment in favor of Seagen based on the jury’s verdict that Daiichi Sankyo willfully infringed the ‘039 Patent consisting of pre-trial damages in the sum of $41.8 million, and awarded Seagen pre- and post-trial interest and costs. The company intends to request a royalty on Daiichi Sankyo's future sales of ENHERTU in the United States through November 5, 2024.
•Announced Roger Dansey, M.D., Chief Medical Officer, Appointment as Interim CEO: In May 2022, the Company announced Roger Dansey, M.D., Seagen’s Chief Medical Officer since 2018, was appointed interim CEO following the resignation of Clay Siegall, Ph.D. the Company's former President and CEO.
•Received Milestone Payment Triggered by AbbVie Initiating a Phase 3 Trial of Telisotuzumab Vedotin (ABBV- 399): Seagen received a $12 million milestone payment under its antibody drug conjugate (ADC) technology licensing agreement with AbbVie following the initiation of a phase 3 study of AbbVie's telisotuzumab vedotin for the treatment of non-small cell lung cancer.
•Announced Plans to Expand Biomanufacturing Capacity to Support Growing Portfolio of Cancer Medicines: In April 2022, the Company announced plans to build a new facility in Everett, WA, to expand the Company’s biomanufacturing capacity and enable the company greater control and flexibility over the production of its medicines to treat cancer. The new facility will be in addition to Seagen’s existing manufacturing site in Bothell, WA.

SECOND QUARTER AND SIX-MONTHS 2022 FINANCIAL RESULTS
Revenues: Total revenues for the second quarter and six months ended June 30, 2022 were $497.5 million and $924.0 million, respectively, compared to $388.5 million and $720.5 million for the same periods in 2021. Revenues in the 2022 periods reflected higher net product sales across the Company’s commercial portfolio.
Revenues were composed of the following components:

	Three months ended June 30,			Six months ended June 30,
(dollars in millions)	2022	2021	% Change	2022	2021	% Change
Total Net Product Sales	$431.7	$347.3	24%	$814.8	$649.9	25%
ADCETRIS	201.9	181.9	11%	382.9	344.5	11%
PADCEV	123.6	82.4	50%	223.8	152.2	47%
TUKYSA	89.0	83.0	7%	179.5	153.3	17%
TIVDAK	17.2	—	N/A	28.6	—	N/A
Royalty Revenues	39.1	36.3	8%	67.3	63.5	6%
Collaboration and License Agreement Revenues	26.7	4.8	451%	41.9	7.0	496%
Note: Sum of product sales may not equal total net product sales due to rounding.

•Net Product Sales: The increases in net product sales for the second quarter and year-to-date of 2022 compared to the same periods in 2021 were driven by growth from the Company’s marketed products. PADCEV growth was driven by continued penetration in its approved indications and, to a lesser extent, sales of drug product for use in clinical trials being conducted by another company. TUKYSA growth was driven primarily by increased sales in European markets following its approval in February 2021 and continued use in its current indication in the U.S. TIVDAK commercialization began in the U.S. following FDA approval in September 2021.
•Royalty Revenues: Royalty revenues were primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda as well as royalties from sales of Polivy® (polatuzumab vedotin) by Roche and Blenrep® (belantamab mafodotin) by GlaxoSmithKline, which are ADCs that use Seagen technology.
•Collaboration and License Agreement Revenues: The increases in collaboration and license agreement revenues in the second quarter and year-to-date in 2022 compared to the same period in 2021 were primarily the result of a $12 million milestone payment received from AbbVie in the second quarter of 2022 related to the initiation of a phase 3 trial of telisotuzumab vedotin, an upfront license payment relating to the Company’s ADC collaboration with Sanofi in the first quarter of 2022, royalty contribution from Astellas’ PADCEV sales in its territory, as well as higher amounts of drug product supplied to a collaborator.
Cost of Sales: Cost of sales for the second quarter and year-to-date of 2022 were $106.1 million and $193.7 million, respectively, compared to $78.1 million and $142.2 million for the same periods in 2021. The increases were primarily related to the gross profit share amounts owed to collaboration partners, which were $65.5 million and $118.3 million in the second quarter and year-to-date of 2022, respectively, compared to $38.6 million and $71.1 million for the same periods in 2021. Cost of sales also reflects amortization of TUKYSA acquired in-process technology costs, third-party royalties owed for PADCEV and TUKYSA net product sales, and cost of products sold.
Research and Development (R&D) Expenses: R&D expenses for the second quarter and year-to-date of 2022 were $304.3 million and $601.9 million, respectively, compared to $234.9 million and $465.3 million for the same periods in 2021. The increases in the periods ended June 30, 2022 primarily reflected continued investment in clinical development of the Company's approved drugs and to advance its novel programs and technologies.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the second quarter and year-to-date of 2022 were $220.3 million and $394.5 million, respectively, compared to $165.1 million and $325.0 million for the same periods in 2021. The increases in 2022 were driven by commercialization efforts for our approved products including investments to support ongoing European TUKYSA launches, the U.S. commercial launch of TIVDAK, and other corporate activities.
Non-cash, share-based compensation expense for the six months ended June 30, 2022 was $98.0 million, compared to $76.0 million for the same period in 2021.
Net Loss: Net loss for the second quarter of 2022 was $134.8 million, or $0.73 per diluted share, and net loss for the year-to-date in 2022 was $271.3 million, or $1.48 per diluted share.
The net loss for the second quarter of 2021 was $84.6 million, or $0.47 per diluted share, and net loss for the year-to-date in 2021 was $206.0 million, or $1.14 per diluted share.
Cash and Investments: As of June 30, 2022, Seagen had approximately $1.9 billion in cash and investments.

2022 FINANCIAL OUTLOOK
Seagen anticipates 2022 revenues, operating expenses and other costs to be in the ranges shown in the table below, which includes increased net sales expectations for ADCETRIS, as well as higher collaboration and license agreement revenues.

	Current	Previous
REVENUES
Net Product Sales[1]	$1,500 million to $1,565 million	$1,480 million to $1,545 million
ADCETRIS	$750 million to $775 million	$730 million to $755 million
PADCEV	Unchanged	$435 million to $455 million
TUKYSA	Unchanged	$315 million to $335 million
Royalty revenues	Unchanged	$160 million to $170 million
Collaboration and license agreement revenues	$50 million to $60 million	$25 million to $30 million
Total revenues[1]	$1,710 million to $1,795 million	$1,665 million to $1,745 million
OPERATING EXPENSES AND OTHER COSTS
Cost of Sales	Unchanged	$380 million to $420 million
R&D expenses	Unchanged	$1,200 million to $1,300 million
SG&A expenses	Unchanged	$780 million to $860 million
Non-cash costs[2] (primarily attributable to share-based compensation)	Unchanged	$280 million to $310 million
1.TIVDAK sales guidance not provided and excluded from product sales and total revenues guidance.
2.Non-cash costs include share-based compensation, depreciation, and amortization of intangible assets.

Conference Call Details
Seagen management will host a conference call and webcast with supporting slides to discuss its second quarter 2022 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be simultaneously webcast and available for replay from the Seagen website at investor.seagen.com. Investors may also participate in the conference call by calling 844-763-8274 (domestic) or 412-717-9224 (international). The conference ID is 10167970. Supporting slides are available on the Seagen website at investor.seagen.com under the Investors section. A webcast replay will be archived on the Company's website investor.seagen.com, under the Investors section.
About Seagen
Seagen Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on our marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2022 outlook, including anticipated 2022 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2022 and in future periods; the Company’s pipeline; anticipated activities related to the Company’s planned and ongoing clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals in the U.S. and in other countries; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, TUKYSA, TIVDAK, disitamab vedotin, the Company’s other product candidates and the products and product candidates of its licensees and collaborators; the potential for clinical trial results to support additional labels for ADCETRIS, PADCEV and/or TUKYSA; plans with respect to regulatory submissions, including the intent to submit a sBLA to the FDA under the Accelerated Approval Program based on the results of the EV-103 trial and plans to submit a sBLA to the FDA based on longer-term follow-up data from the ECHELON-1 trial; potential future milestone payments and royalties under the Company’s collaborations; potential future developments in the referenced legal matters; plans with respect to a new facility in Everett, WA; as well as other statements that are not historical fact. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include without limitation: the risks that the Company’s ADCETRIS, PADCEV, TUKYSA and TIVDAK net sales, revenues, expenses, costs, and other financial guidance may not be as expected; risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV, TUKYSA and TIVDAK due to competition, unexpected adverse events, regulatory action, reimbursement, market adoption by physicians, impacts associated with COVID-19 or other factors; the risk that the Company or its collaborators may be delayed or unsuccessful in planned clinical trial initiations, enrollment in and conduct of clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in the U.S. and in other countries in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory actions and the inherent uncertainty associated with the regulatory approval process; the possibility that the Company may encounter challenges in commercializing its therapeutic agents, including with respect to reimbursement, compliance, operational or other matters; the possibility of delays or setbacks in obtaining pricing and reimbursement approvals or otherwise commercializing PADCEV in Europe and other jurisdictions; risks relating to the Company’s collaboration agreements and its ability to achieve progress dependent milestones thereunder; the inherent uncertainties associated with legal actions; the inherent uncertainties associated with construction, obtaining regulatory approvals and permits for a new facility, and otherwise bringing the facility online; risks related to the duration and severity of the COVID-19 pandemic and resulting global economic, financial and healthcare system disruptions; and risks associated with the ongoing military conflict between Russian and Ukraine, related sanctions imposed against Russia, and related economic, financial and geopolitical disruptions. More information about the risks and uncertainties faced by the Company is contained under the caption “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and the Company’s subsequent periodic reports filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Seagen Contacts:
For Investors
Douglas Maffei, Ph.D.
Vice President, Investor Relations
(425) 527-4881
dmaffei@seagen.com

For Media
David Caouette
Vice President, Corporate Communications
(310) 430-3476
dcaouette@seagen.com

Seagen Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Net product sales	$431,714	$347,338	$814,800	$649,926
Royalty revenues	39,109	36,296	67,290	63,514
Collaboration and license agreement revenues	26,679	4,844	41,872	7,020
Total revenues	497,502	388,478	923,962	720,460
Costs and expenses:
Cost of sales	106,100	78,090	193,726	142,225
Research and development	304,254	234,861	601,913	465,286
Selling, general and administrative	220,259	165,130	394,484	324,972
Total costs and expenses	630,613	478,081	1,190,123	932,483
Loss from operations	(133,111)	(89,603)	(266,161)	(212,023)
Investment and other (loss) income , net	(1,609)	5,027	(3,799)	6,027
Loss before income taxes	(134,720)	(84,576)	(269,960)	(205,996)
Provision for income taxes	107	—	1,361	—
Net loss	$(134,827)	$(84,576)	$(271,321)	$(205,996)
Net loss per share - basic and diluted	$(0.73)	$(0.47)	$(1.48)	$(1.14)
Shares used in computation of per share amounts - basic and diluted	184,145	181,628	183,897	181,390

Seagen Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2022	December 31, 2021
Assets
Cash, cash equivalents and investments	$1,850,322	$2,160,036
Other assets	1,780,021	1,559,568
Total assets	$3,630,343	$3,719,604
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$608,521	$568,854
Long-term liabilities	89,010	85,611
Stockholders’ equity	2,932,812	3,065,139
Total liabilities and stockholders’ equity	$3,630,343	$3,719,604